Exhibit 15.1

Consent of Independent Accountants

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-129271) of ABB Ltd pertaining to the ABB Employee Share Acquisition Plan - US Share Acquisition Sub-Plan of our report dated February 11, 2005, with respect to the financial statements of Jorf Lasfar Energy Company S.C.A. included in the Annual Report (Form 20-F) of ABB Ltd for the year ended December 31, 2006.

/s/ Price Waterhouse

Casablanca, Morocco
April 11, 2007